Exhibit 10.9

NEXPHASE GLOBAL REPRESENTATIVE AGREEMENT

This Agreement, made as of March 10, 2014, by and between a Sports Field Holdings, Inc., a Delaware corporation having its primary office at 27 Brigham St., Westborough, MA 01581 and NexPhase Global, LLC, an Illinois limited liability company having its primary office at 1151 Glidden Avenue, DeKalb, IL 60115 (the “Representative” and, together with its principals, employees, agents and consultants, the “Representative Parties”), is to be administered as follows:

1)                  APPOINTMENT AND ACCEPTANCE. Company appoints Representative and gives it the non-exclusive right to promote the sale of and to solicit Projects (as defined in Section 3 hereof) for the Company, in the Territory (as defined in Section 2 hereof), and Representative accepts the appointment and agrees to promote the sale of and solicit Projects for Company as defined by this Agreement.

2)                  TERRITORY. Representative’s assigned territory (the “Territory”) shall consist of the following: all 50 U.S. States, with a specific focus on NAIA member institutions.

3)                  PROJECTS AND SERVICES. As used herein, “Projects” shall mean and refer to all engagements related to design, engineering and construction services offered by the Company, including any new standard or custom products or services developed or added thereunder. Representative shall promote the sale of and solicit the Projects.

4)                  COMMISSION. Company shall pay Representative commissions on Projects as follows (“Commissions”) (i) 5% of the Total Invoice Price (as defined below) on all Projects resulting from leads generated by Representative or (ii) 3.5% of the Total Invoice Price on all Projects resulting from leads generated through Company or as described on periodic NAIA job lists. For all other Projects, if applicable, regardless of how or by whom such Projects are transmitted to Company, the Commissions shall be set at a mutually agreed upon rate. “Total Invoice Price” shall mean the total contract price at which a Project is invoiced to the customer.

(a)       MONTHLY FEE. Company agrees to pay Representative a monthly fee of $6,000.00, payable beginning on March 1, 2014, and the first day of each month thereafter during the term of this Agreement (the “Monthly Fee”).  Interest for any unpaid Monthly Fees shall accrue at the rate of 10% per annum, beginning on the first day of the month following the month in which such unpaid Monthly fees were due. The Monthly Fee shall be in addition to and not in lieu of any Commission payments owed in accordance with the terms of this Agreement.

(b)       EXPENSE REIMBURSEMENT. Company agrees to reimburse Representative for all travel expenses, including airfare, hotel, and rental car, that Company has previously approved in writing. Additionally, mileage for personal car use when travelling further than 100 miles will be reimbursed to Representative at the “Federal Reimbursement Per Mile” rate for mileage in excess of 200 miles per trip. Representative shall submit expense receipts to the Company by no later than the fifth business day of each month. The Company shall pay reimbursement for undisputed expenses by no later than the 15th day of each month. Interest for any unpaid expense reimbursement shall accrue at the rate of 10% per annum, beginning on the fifteenth day of the month following the month in which such unpaid expesnse reimbursement was due.

(c)       EQUITY COMPENSATION. Company agrees to issue to Representative, or its members, (i) 50,000 shares of the Company’s common stock upon execution of this Agreement and (ii) 10,000 shares of the Company’s common stock, at the beginning of each three month period for the term of the Agreement and any renewal periods thereafter.

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5)                  PAYMENT OF COMMISSION. Company shall pay Commissions to the Representative within 45 days of the Company’s collection of the Total Invoice Price in full for each customer invoice on which a Commission has been earned. By way of example only, if the Representative has earned a Commission on a particular Project resulting from a lead generated from the Representative and the Total Invoice Price of such Project is $1,000,000 and the Company issues a first invoice with a Total Invoice Price of $100,000, which is paid in full by the customer, then within 45 days of such payment the Company shall pay the Representative $5,000, with additional Commission payments for such Project to be made upon receipt of payment of future invoices. Notwithstanding the foregoing, in the event that the Company enters into a written agreement with another person or entity to promote the sale of and solicit Projects and such written agreement provides that such person or entity will be paid commissions on payment terms more favorable than those set forth in this Section 5, then this Section 5 shall be amended, upon consent of the Representative, to reflect such other payment terms.

Within 10 days of the execution of a contract, Company will deliver to the Representative an executed version of such contract including all internal supporting documentations, schedules and exhibits related to such Project.

6)                  ACCEPTANCE OF PROJECTS. Representative agrees and acknowledges that the Company shall have the exclusive right to decide, in its sole discretion, whether to proceed with any Project and the terms and conditions of all Project contracts and any amendments thereto are subject to acceptance or rejection by Company in its sole discretion.

7)                  REPRESENTATIVE RELATIONSHIP AND CONDUCT OF BUSINESS. Representative shall promote the sale of and solicit Projects in the Territory, as an independent contractor, and, except as provided in Section 4(b) hereof, will pay all commissions, salaries, bonuses, and expenses of employees and salespersons and any and all taxes properly and lawfully associated with doing business as an independent contractor. The Company shall have no obligation to pay any Commission, fee or other liability hereunder to any person or entity other than the Representative.

Representative is not an employee of Company for any purpose whatsoever, but is an independent contractor with limited authority. Representative shall have sole control of the manner and means of performing under this Agreement. Company shall not have the right to require Representative to do anything which would jeopardize the relationship of independent contractor between Company and Representative. Nothing in this Agreement shall be construed to constitute Representative as a partner, employee or general agent of Company nor shall either have any authority to bind the other in any respect.

Company shall hold Representative, its directives, officers, employees, agents, advisors and shareholders (collectively, the “Representative Indemnified Parties”) harmless from and shall defend and indemnify the Representative Indemnified Parties against all claims, causes of action, debts, liabilities, loss, costs, expenses or damages, including court costs and reasonable attorneys’ fees, related to any services, products and or other of Company’s property (whether or not defective), or any act or omission of Company, including but not limited to, any injury (whether to body, property, or personal or business character or reputation) sustained by any person or to property, and for infringement of any trademark, copyright and patent rights or other rights of third parties, and for any violation of municipal, state, or federal laws or regulations related to such Projects, except that the Company shall have no obligation to indemnify any Representative Indemnified Party for any such claims, causes of action, debts, liabilities, loss, costs, expenses or damages arising directly or indirectly from the negligence or willful misconduct of a Representative Indemnified Party.

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Company shall furnish Representative, at no expense to Representative, turf samples, catalogs, literature, demonstration equipment and any other material necessary for the proper promotion and solicitation of Projects in the Territory. If for any reason Representative takes possession of promotion items (or other property belonging to the Company), reasonable use and care of the items shall be exercised by Representative while in its possession but the risk of loss or damage to the Products (or other of Company’s property) is to be covered by Company or Company’s insurance at Company’s cost. Any literature which is not used, or turf samples, demonstration equipment or other items belonging to Company shall be returned by Representative to Company at its request upon reasonable notice so long as it does not adversely affect Representative’s ability to sell the Products and otherwise to abide by this Agreement.

8)                  CONFIDENTIALITY.

a)         Confidential Information. The Representative, in performing the services hereunder, will receive from the Company, the names, addresses, and phone numbers of the Company’s clients and other contact information (“Contact Information”), as well as all notes, analyses, memoranda, compilations, studies, interpretations, contracts or other documents regarding the Company and/or its customers, potential customers, their business(es), products and contacts, as well as trade secrets and all other proprietary, privileged and/or confidential materials, including field turf and other materials created or produced by the Company (collectively, “Confidential Information”). Further, the Representative, in performing the services hereunder, will independently generate additional Contact Information, which will be integrated with existing Contact Information, and all such Contact Information shall be included within the meaning of Confidential Information as defined herein. The Representative agrees to hold the Confidential Information in strictest confidence, and further agrees not to directly or indirectly divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, or to use for any purpose other than that allowed by the Company, any of said Confidential Information without its prior written permission. The Representative shall not, directly or indirectly, reproduce, copy or disclose to others, any portion of the Confidential Information; nor sell, give copy or reuse any of the Confidential Information, in whole or in part, without the Company’s prior written consent. These obligations shall survive the term of this Agreement. The Parties agree and acknowledge that the Representative’s obligations with respect to Confidential Information hereunder shall not apply to any information that: (i) was generally known to the public as of the date of its receipt; (ii) was already known to the Representative as of the date of receipt thereof, as Representative can demonstrate with written evidence; or (iii) was made available to the Representative by a third party, who, to Representative’s knowledge, was authorized to disclose such information.

All Confidential Information shall remain the Company’s property, and upon termination of this Agreement, such Confidential Information, including all copies, shall be returned to the Company.

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b)         Non-Solicitation. The Representative covenants and agrees that during the term of this Agreement, and for a two (2) year period immediately following the termination of this Agreement, regardless of the reason therefor, the Representative Parties shall not solicit, induce, aid or suggest to: (i) any employee of the Company to leave such employ, (ii) any contractor, consultant or other service provider to terminate such relationship, or (iii) any customer, agency, vendor, or supplier of the Company, or any person or entity included in the Contact Information, to cease doing business with the Company.

c)         Non-disparagement. The Representative Parties will not make any remarks or adverse statements, in any and all media (e.g., in writing, orally or on the internet via, among other things, blogs, message boards and social networks), about the Company or its affiliates that could reasonably be construed as disparaging or defamatory, or to cast the Company or any of its affiliates in a negative light, or harm the Company’s or any of its affiliates’ current or prospective business plans.

d)         Non-competition.

(i)                 In the event that this Agreement is terminated (A) by the Company for cause, pursuant to Section 9(a) or 9(b) below or (B) by the Representative’s notice to cancel renewal of this Agreement, pursuant to Section 9 below, except as a passive investor in less than five percent (5%) of the equity securities of a publicly-held company, during the period commencing on the date hereof and ending on the later to occur of (I) one (1) year after the termination of this Agreement for any reason and (II) the last date on which the Representative would be entitled to receive Future Commissions (as hereinafter defined), no Representative Party shall engage in, own or control an interest in, or act as a principal or employee of, or consultant to, any firm or company (a) engaged in a venture or business substantially similar to that of Company or (b) which is in direct or indirect competition with Company.

(ii)               In the event that this Agreement is terminated (A) by the Representative for cause, pursuant to Section 9(a) or 9(b) below or (B) by the Company’s notice to cancel renewal of this Agreement, pursuant to Section 9 below, except as a passive investor in less than five percent (5%) of the equity securities of a publicly-held company, during the period commencing on the date hereof and ending on the last date on which the Representative would be entitled to receive Future Commissions (as hereinafter defined), no Representative Party shall engage in, own or control an interest in, or act as a principal or employee of, or consultant to, any firm or company (I) engaged in a venture or business substantially similar to that of Company or (II) which is in direct or indirect competition with Company.

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e)         Enforcement. In view of the foregoing, the Representative acknowledges and agrees that it is reasonable and necessary for the protection of the good will, business, trade secrets, and Confidential Information of the Company that the Representative makes the covenants in this Section 8 and that the Company will suffer irreparable injury if a Representative Party engages in the conduct prohibited by Section 8(a), (b) or (c) of this Agreement. The Representative agrees that upon a breach, threatened breach or violation by a Representative Party of any of the foregoing provisions of this Section 8, the Company, in addition to all other remedies it may have including an action at law for damages, shall be entitled as a matter of right to injunctive relief, specific performance or any other form of equitable relief in any court of competent jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, to enjoin and restrain the Representative and each and every other person, partnership, association, corporation or organization acting in concert with the Representative, from the continuance of any action constituting such breach. The Company shall also be entitled to recover from the Representative all of its reasonable costs incurred in the enforcement of this Section 8 including its reasonable legal fees. The Representative acknowledges that the terms of Section 8(a), (b) or (c) are reasonable and enforceable and that, should there be a violation or attempted or threatened violation by the Representative of any of the provisions contained in these subsections, the Company shall be entitled to relief by way of injunction, specific performance or other form of equitable relief. In the event that any of the foregoing covenants in Sections 8(a), (b) or (c) shall be deemed by any court of competent jurisdiction, in any proceedings in which the Company shall be a party, to be unenforceable because of its duration, scope, or area, it shall be deemed to be and shall be amended to conform to the scope, period of time and geographical area which would permit it to be enforced.

9)                  TERM OF AGREEMENT AND TERMINATION. This Agreement shall continue in full force and effect for a term of 18 months from the date of execution and shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns including purchasers of Company’s assets as more fully stated below.

The Agreement shall renew automatically for successive 18 month terms unless either party notifies the other, in writing, of its intention not to renew at least sixty (60) days before the end of the initial term of this Agreement or any renewal term.

This Agreement may be terminated only for the following reasons:

a)         by one party immediately, without notice, if the other party commits an act of fraud, files a voluntary petition for bankruptcy or reorganization, is the subject of an involuntary petition for bankruptcy, has its affairs placed in the hands of a receiver, enters into a composition or assignment for the benefit of creditors, or is insolvent; or

b)        should either party be in material breach of or material non-compliance with any of the terms of this Agreement, the other party may terminate this Agreement by giving written notice of such breach or noncompliance and the other party’s failure to cure such breach within 14 days of its receipt of such notice.

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10)              RIGHTS UPON EXPIRATION OR TERMINATION. Upon the expiration or termination of this Agreement for any reason

a)         Representative shall be paid (i) all Commissions earned in accordance with Section 4 hereof, but not yet paid in accordance with Section 5 hereof; and (ii) any Future Commissions (as defined below) owed pursuant to Forecasted Opportunities. “Forecasted Opportunities” shall mean all Projects where (i) during the one-year period preceding the date of termination or expiration of this Agreement, the Representative had active and direct contact with such customer regarding such Project, as can be evidenced in writing; and (ii) the Company has begun work on such Project during the eighteen-month period immediately following the date of termination or expiration of this Agreement. Commissions on Forecasted Opportunities (the “Future Commissions”) shall be paid in accordance with Section 5 hereof, except that Future Commissions shall only be paid through the third anniversary of the date of termination or expiration of this Agreement.

b)        Company shall continue to furnish Representative copies of Projects and invoices and other documentation on all customer business in the Territory on which Representative has earned or is to be paid a Commission under this Agreement until the date of the final Future Commission payment to Representative.

c)         Both parties have the right to audit (and shall retain such right after the effective date of termination of this Agreement) all documentation related to this Agreement. Such audit shall be scheduled on a date mutually agreed upon but no greater than 30 days after written request, allowing the other party or its duly appointed representative to audit documents of the other party, to be limited to documents relating to Projects and Commissions on sales in the Territory, including, without limitation, all documents related to design, engineering and construction services, shipments, invoices, customer purchase orders, customer communications, customer payments and quotes.

11)              NOTICES.

a)         Any and all notices or other communications given under this Agreement shall be in writing and shall be deemed to have been duly given on (i) the date of delivery, if delivered in person to the addressee, (ii) the next business day if sent by overnight courier, or (iii) three (3) days after mailing, if mailed within the continental United States, postage prepaid, by certified or registered mail, return receipt requested, to the party entitled to receive same, at the respective addresses set forth in the preamble above.

b)         The parties may designate by notice to each other any new address for the purposes of this Agreement as provided in this Section 11.

12)              MISCELLANEOUS

a)         This Agreement contains the entire understanding of the parties, shall supersede any other oral or written agreements, and shall be binding upon successors and assigns. It may not be modified in any way without the written consent of an officer or owner of both parties.

b)         If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be considered deleted from this Agreement and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

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c)         The parties agree that notwithstanding the termination of this Agreement, all provisions that, by their nature, are intended to survive termination or expiration shall so survive, including, without limitation, Sections 3, 7, 8 and 10.

d)         The failure of either party to enforce, at any time or for any period of time, any provisions of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce such provision, and no such waiver shall be deemed the waiver of any subsequent breach or default of the same or similar nature.

e)          This Agreement shall be binding upon parties and their respective heirs, legal representatives, and successors. The rights and interests of Company hereunder may be assigned to (i) a subsidiary or affiliate of the Company or (ii) a successor business or successor business entity that is not a subsidiary or affiliate of the Company without the Representative’s prior written consent; provided, however, that in either case the assignee continues the same business of the Company. The rights, interests and obligations of Representative are non-assignable.

f)          This Agreement shall in all respects be governed by and construed under the laws of the State of New Jersey without giving effect to the principles of conflict of laws. Any dispute arising out of or related to this Agreement or performance hereunder shall be litigated in the Courts of Middlesex County in the State of New Jersey. The Parties irrevocably consent to the jurisdiction and venue of such New Jersey Courts, and hereby waive, to the maximum extent permitted by law, any objection, including any objection based on FORUM NON COVENIENS, to the bringing of any such proceeding in such jurisdictions.

g)         In any action at law or in equity arising out of or related to this Agreement or performance hereunder, the prevailing party shall be entitled to recover its costs and expenses, including reasonable attorneys' fees, from the other party or parties to such action. Such fees shall be in addition to any other relief that may be awarded.

h)         The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of this Agreement.

i)           Wherever it appears appropriate from the context, each term stated in this the singular or the plural shall include the singular and the plural.

j)          The parties hereto agree that they will take such action and execute and deliver such documents as may be reasonably necessary to fulfill the terms of this Agreement.

k)         The Representative represents and warrants that it is not subject to any prohibition or restriction, oral or written, preventing it from entering into this Agreement and undertaking its duties hereunder.

l)          This Agreement may be executed in multiple counterparts, each of which shall be deemed and original

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective on the date first above written.

SPORTS FIELD HOLDINGS, INC.

By:
Name:
Title:

NEXPHASE GLOBAL, LLC

By:
Name:
Title:

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